Exhibit 99.1

EXPRESSJET REPORTS FIRST QUARTER 2008 RESULTS

                HOUSTON, May 5, 2008 - ExpressJet Holdings, Inc. (NYSE:XJT) today reported a first quarter loss of $31.3 million, or $0.61 per share.   Excluding an impairment charge relating to investments in auction rate securities held by the company, ExpressJet reported a first quarter loss of $22.6 million, or $0.44 per share.

                “The first quarter results reflect the increasingly challenging airline industry environment. Despite these challenges, we continue to make progress in all lines of business due to the hard work of ExpressJet’s employees.  They remain focused on providing first-rate customer service and running an excellent operation,” said President and CEO Jim Ream.

Operational Overview

                In the first quarter, ExpressJet operated 215 aircraft under capacity purchase agreements with Continental Airlines and Delta Air Lines and generated 2.0 billion revenue passenger miles and 181,161 block hours across both systems.  ExpressJet expects to continue operating 215 aircraft under these contracts throughout 2008.

                For the first quarter, ExpressJet operated nine aircraft within its charter division.  The charter division’s revenue almost doubled versus revenue generated last year, and developing opportunities will require three additional aircraft in the charter fleet by June 2008.

                In the branded segment, which includes operations branded as ExpressJet Airlines and a pro-rate agreement with Delta, the company ended the first quarter with 498 million revenue passenger miles and a load factor of 61%.  As ExpressJet gains increased visibility within communities and extends its brand, booking patterns and results for the ExpressJet Airlines branded segment are steadily improving.  The company is experiencing higher demand levels and improved market share in short-haul markets, creating opportunities for ExpressJet to better revenue manage its inventory.

                Although improvement continues, in response to higher fuel prices and a slowing economy, ExpressJet Airlines branded flying will be reduced from 193 average daily departures in the first quarter to 166 by June 2008.  The aircraft removed from branded service will be reallocated to ExpressJet’s charter operation.

Financial Overview

                ExpressJet continues to negotiate 2008 rates for its Continental capacity purchase agreement.  Under the current agreement, ExpressJet is reimbursed at cost plus a 10% operating margin.  Continental advised ExpressJet in February that if the companies were unable to reach agreement by March 14, that Continental might initiate arbitration proceedings as it did in 2007.  ExpressJet also has the right to initiate arbitration if the company thinks it necessary.  To date, neither party has done so.

                ExpressJet ended first quarter 2008 with $191.7 million in cash, cash equivalents and short-term investments.  ExpressJet’s cash burn rate for operating activities, excluding capital expenditures, securities repurchased and increases in credit card holdback provisions, was $17.5 million in first quarter 2008.  ExpressJet expects continued improvement in second quarter 2008 based on increasing market awareness and cost savings initiatives.

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ExpressJet Reports First Quarter 2008 Results/Page 2

                The cash balance above includes $38.4 million in restricted cash and $65 million in short-term investments before an accounting adjustment to impair the value of these investments.  In its annual report on Form 10-K, ExpressJet disclosed that it currently holds approximately $65 million in auction rate securities.  Continued unsuccessful auctions for its auction rate securities could result in ExpressJet holding the securities beyond the next scheduled auction reset dates, further limiting their short-term liquidity.  If liquidating the securities becomes necessary and their market has not yet recovered, ExpressJet will explore opportunities to borrow against the securities or sell them.

                As previously announced, during the first quarter, Holdings purchased $718,000 of its common stock and $3.5 million in convertible notes under its securities repurchase program.  The total remaining in the program, after accounting for purchases made to date, is $9.7 million.  ExpressJet is not currently purchasing securities under this program, but may do so in the future.

                For the branded segment, including Delta pro-rate and ExpressJet branded flying, ExpressJet is currently contracted for 87% of its expected second quarter 2008 fuel needs at $2.40 per gallon.

                Capital expenditures totaled $2.8 million for first quarter 2008 compared to $11.7 million during the same period in 2007.  ExpressJet anticipates capital expenditures for the remainder of 2008 to be approximately $10 million.

                In light of the recent announcement concerning the formation of a Special Committee of the Board of Directors in response to a proposed acquisition of the company by SkyWest, Inc., as disclosed in the company’s report on Form 8-K dated April 25, 2008, which committee has commenced a full review of strategic and operational alternatives available to ExpressJet, and the inability of management to provide any meaningful comment at this early stage of the special committee’s review, ExpressJet will not be conducting its quarterly telephone briefing this quarter and is cancelling the teleconference previously scheduled for May 6th.  ExpressJet cautions its stockholders and others considering trading in its securities that there can be no assurance that any definitive offer will be made, any agreement will be executed, or any transaction will be approved or consummated.  The company does not intend to disclose developments relating to this review unless and until the Special Committee and its Board of Directors have approved a specific agreement or transaction.

CORPORATE BACKGROUND

                ExpressJet Holdings operates several divisions designed to leverage the management experience, efficiencies and economies of scale present in its subsidiaries, including ExpressJet Airlines, Inc. and ExpressJet Services, LLC.  ExpressJet Airlines serves 166 destinations in North America and the Caribbean with approximately 1,450 departures per day.  Operations include capacity purchase and pro-rate agreements for mainline carriers; providing clients customized 50-seat charter options; training services through its world-class facility in Houston, Texas; and ExpressJet branded flying, providing non-stop service to markets concentrated in the West, Midwest and Southeast regions of the United States.  ExpressJet Services is the North American partner to three major European original equipment manufacturers and provides composite, sheet metal, interior and thrust reverser repairs throughout five facilities in the United States.  For more information, visit www.expressjet.com.

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ExpressJet Reports First Quarter 2008 Results/Page 3

                Some of the statements in this document are forward-looking statements that involve a number of risks and uncertainties.  Many factors could affect actual results, and variances from current expectations regarding these factors could cause actual results to differ materially from those expressed in the forward-looking statements.  Some of the known risks that could significantly impact revenues, operating results and capacity include, but are not limited to: the company’s continued dependence on Continental for the majority of its revenue; Continental’s ability to terminate the capacity purchase agreement with the company; potential loss of access to aircraft, facilities and regulatory authorizations, as well as any airport-related services that Continental currently provides to the company; the company’s new operations are less profitable than historical results; competitive responses to the company’s branded entry into new markets; certain tax matters; reliance on technology and third-party service providers; flight disruptions as a result of operational matters; regulatory developments and costs, including the costs and other effects of enhanced security measures and other possible regulatory requirements; competition and industry conditions.  Additional information concerning risk factors that could affect the company’s actual results are described in its filings with the Securities and Exchange Commission, including its 2007 annual report on Form 10-K.  The events described in the forward-looking statements might not occur, or might occur to a materially different extent than described herein.  The company undertakes no duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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ExpressJet Reports First Quarter 2008 Results/Page 4

EXPRESSJET HOLDINGS, INC. AND SUBSIDIARIES
FINANCIAL SUMMARY
(In thousands, except per share data)
	Three Months Ended March 31,

	2008	2007	Increase/ (Decrease)

Operating Revenue
Passenger	$437,029	$404,973	7.9%
Ground handling and other	11,139	7,585	46.9%

	448,168	412,558	8.6%

Operating Expenses:
Wages, salaries and related costs	114,606	104,983	9.2%
Aircraft rentals	86,758	84,583	2.6%
Aircraft fuel and related taxes	97,986	53,586	82.9%
Maintenance, materials and repairs	55,646	48,553	14.6%
Other rentals and landing fees	29,687	28,377	4.6%
Ground handling	26,011	24,224	7.4%
Outside services	16,719	14,892	12.3%
Marketing and distribution	11,891	2,920	nm
Depreciation and amortization	8,638	6,512	32.6%
Other operating expenses	35,209	29,588	19.0%

	483,151	398,218	21.3%

Operating Income / (Loss)	(34,983)	14,340	nm

Nonoperating Income / (Expense):
Impairment charge on investment	(13,661)	—	nm
Interest expense	(2,355)	(1,800)	30.8%
Interest income	2,363	3,894	(39.3%)
Capitalized interest	400	175	nm
Equity investments loss, net	(685)	(98)	nm
Other, net	80	(58)	nm

	(13,858)	2,113	nm

Income / (Loss) before Income Taxes	(48,841)	16,453	nm
Income Tax Benefit / (Expense)	17,534	(6,286)	nm

Net Income / (Loss)	$(31,307)	$10,167	nm

Basic Earnings / (Loss) per Common Share	$(0.61)	$0.19	nm

Diluted Earnings / (Loss) per Common Share	$(0.61)	$0.18	nm

Shares Used in Computing Basic Earnings / (Loss) per
Common Share	51,278	53,956	(5.0%)
Shares Used in Computing Diluted Earnings / (Loss) per Common Share	51,278	61,713	(16.9%)

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ExpressJet Reports First Quarter 2008 Results/Page 5

EXPRESSJET HOLDINGS, INC. AND SUBSIDIARIES
PRELIMINARY STATISTICS

Three Months Ending March 31, 2008	Contract(1)	Branded	System

Revenue Passenger Miles (millions)	2,012	498	2,531

Available Seat Miles (ASM) (millions)	2,618	813	3,475

Passenger Load Factor	76.9%	61.3%	72.8%

Block Hours	181,161	47,666	231,856

Departures	93,663	24,402	120,124

Stage Length (miles)	577	669	593

(1) Excludes charter since statistics on charter aircraft do not provide meaningful load factor data because pricing is based on operating cost versus expected passenger count.

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ExpressJet Reports First Quarter 2008 Results/Page 6

Non-GAAP Financial Measures	Three Months Ended March 31,

	2008	2007
Net Income Reconciliation:
Net income / (loss)	$(31.3)	$10.2
Adjustments for special charges / (gains) net of tax:
Add: Impairment charge on investment (1)	8.7	--

Net income / (loss) excluding special charges (2)	$(22.6)	$10.2

Earnings / (Loss) Per Share Reconciliation:
Diluted earnings / (loss) per share	$(0.61)	$0.18
Adjustments for special items, net of tax	0.17	--

Diluted earnings / (loss) per share, excluding special charges (2)	$(0.44)	$0.18

(1)

In February 2008, ExpressJet invested in $65 million of auction rate securities which are classified as short-term securities and reflected at fair value.  During first quarter 2008, auctions for these securities failed.  At March 31, 2008, the company continued to hold these investments, as they have continued to fail.  Since the company cannot predict when the market will recover and needs to allow for the flexibility to sell these securities in the next 12 months, including at a discount, if necessary, ExpressJet has evaluated and classified them, in accordance with accounting guidance, as current assets and recognized an impairment charge, net of taxes, of $8.7 million.

(2)	By excluding special non-recurring items, these financial measures provide management and investors the ability to measure and monitor ExpressJet’s performance on a consistent year-over-year basis.

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